                                                                      EXHIBIT 11

                      EXTENDICARE HEALTH SERVICES, INC.

                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       Quarter ended
                                          March 31
                                       1998      1997
                                      ------    -------
Net earnings                          $1,907    $10,168
Weighted Average Number of
  Common Shares Outstanding              947        947
                                      ------    -------
Net earnings per Common Share         $    2    $    11
                                      ======    =======


The Company does not have a complex capital structure and therefore, only has basic earnings per share.